EX-99.1

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS

Record Q4 EPS, growing over 550 percent compared to 2019

2022 full year EPS guidance achieved

Record customer count, surpassing 32 million loyalty customers

Increasing dividend 11 percent

Evansville, Indiana, March 22, 2023 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the "Company"), a leading retailer of footwear and accessories for the family, today reported results for the fourth quarter and fiscal year ended January 28, 2023.

(In thousands, except per share data)	Thirteen Weeks Ended
	January 28,	February 1,	January 30,	January 29,
	2023	2020	2021	2022
Net sales	$290,779	$239,875	$253,897	$313,371
Gross profit	$111,322	$69,900	$78,152	$116,821
Gross profit margin	38.3%	29.1%	30.8%	37.3%
SG&A as a percentage of net sales	28.4%	27.1%	26.6%	28.4%
Operating income margin	9.9%	2.0%	4.2%	8.9%
Reported
Net income	$21,610	$3,483	$7,443	$20,591
Diluted net income per share ("EPS")	$0.79	$0.12	$0.26	$0.72
Non-GAAP
Adjusted net income				$23,828
Adjusted EPS				$0.83

	Fifty-Two Weeks Ended
	January 28,	February 1,	January 30,	January 29,
	2023	2020	2021	2022
Net sales	$1,262,235	$1,036,551	$976,765	$1,330,394
Gross profit	$468,164	$311,869	$279,982	$526,787
Gross profit margin	37.1%	30.1%	28.7%	39.6%
SG&A as a percentage of net sales	25.5%	24.9%	26.5%	24.0%
Operating income margin	11.6%	5.2%	2.2%	15.6%
Reported
Net income	$110,068	$42,914	$15,991	$154,881
Diluted net income per share ("EPS")	$3.96	$1.46	$0.56	$5.42
Non-GAAP
Adjusted net income				$158,118
Adjusted EPS				$5.53

"The Shoe Carnival team successfully delivered operating income margins and overall profitability more than double those generated just three years ago, consistent with our strategic plans and 2022 guidance. These results demonstrate the sustainability of our profit transformation and set the new benchmark for us going forward," said Mark Worden, President and Chief Executive Officer.

"Our growth strategies to increase scale, modernize our customer experience, leverage customer data, and carry the hottest branded merchandise are working. As a result, the total earnings per share generated over the last two years have exceeded the earnings per share the corporation achieved over the preceding 13 years combined. As we move forward, we expect this profit level to continue on our track to becoming a multi-billion-dollar retailer by 2028," concluded Mr. Worden.

Operating Results Compared to 2019

The transformational increase in gross profit margin (full year up 700 basis points compared to 2019) and increased scale through the acquisition of Shoe Station increased shareholder returns, with full year 2022 EPS up 171 percent compared to 2019. Following is further detail on the Company’s successes compared to pre-pandemic results in 2019.

Fourth quarter 2022 net sales of $290.8 million increased $50.9 million, or 21.2 percent, compared to the pre-pandemic fourth quarter 2019, with the Shoe Station bannered stores contributing $24.3 million. Comparable store sales increased 12.6 percent. The primary merchandise category driving the increased net sales was non-athletics.

Full year net sales grew $225.7 million, or 21.8 percent, compared to 2019, with the Shoe Carnival banner growing $125.8 million and the Shoe Station stores acquired and recently opened contributing $99.9 million. A key contributor to the growth in net sales was an 8 million, or over 30 percent, increase in Shoe Perks loyalty members since 2019.

Fourth quarter 2022 gross profit margin increased 920 basis points to 38.3 percent compared to fourth quarter 2019. An approximate 920 basis point increase in merchandise margin was primarily due to increased customer relationship management capabilities, which have resulted in more targeted promotional pricing and higher average selling prices. Buying, distribution and occupancy costs were flat as a percent of net sales compared to fourth quarter 2019.

Operating income for fourth quarter 2022 was $28.7 million and was 9.9 percent of net sales, nearly five times higher than the operating margin in fourth quarter 2019.

Fourth quarter 2022 net income and EPS on a GAAP basis were a record at $21.6 million and $0.79, respectively, with EPS increasing over 550 percent compared to fourth quarter 2019.

Operating Results Compared to 2021

Fourth quarter 2022 net sales of $290.8 million decreased $22.6 million, or 7.2 percent, compared to a stimulus-elevated fourth quarter 2021. In January 2023, the first comparable month without government stimulus, net sales increased low single digits versus January 2022.

Fourth quarter 2022 gross profit margin increased 100 basis points to 38.3 percent compared to fourth quarter 2021, primarily reflecting higher merchandise margins in fourth quarter 2022 and $1.1 million of Shoe Station acquisition-related charges in fourth quarter 2021.

Operating income for fourth quarter 2022 was $28.7 million and was 9.9 percent of net sales. In fourth quarter 2021 operating income margin was 8.9 percent, inclusive of $4.3 million in Shoe Station acquisition-related charges.

Fourth quarter 2022 net income and EPS on a GAAP basis were $21.6 million and $0.79, respectively. Fourth quarter 2021 net income and EPS were previous record highs at $20.6 million, and $0.72, respectively. Excluding the Shoe Station acquisition-related charges incurred in fourth quarter 2021, fourth quarter 2021 adjusted net income and adjusted diluted EPS were $23.8 million and $0.83, respectively.

Merchandise Inventory

The Company ended 2022 with inventory of $390.4 million, an increase of $130.9 million compared to 2019. Approximately 40 percent of the increase was inventory for the Shoe Station stores acquired last year or opened this year and higher in-transit inventory. The remaining increase in inventory was supportive of the net sales increases compared to 2019 and the expectation of increased sales in 2023. Management is planning inventory levels to reduce by approximately $40 million by year end in 2023, principally during the back-to-school shopping season. The planned increase in free cash flow during 2023, inclusive of lower inventory, is expected to fund store growth.

Fiscal 2023 Earnings Outlook

The Company expects to deliver on the following annual guidance for 2023, which includes 53 weeks compared to 52 weeks in 2022:

	2023	Vs
	Guidance	2022
EPS	$3.96 to $4.20	Flat to + 6%
Net sales (in billions)	$1.26 to $1.32	Flat to + 4.5%
Gross profit margin	~ 37%	~ Flat
SG&A as a percentage of net sales	~ 25.6%	~ Flat
Operating income (in millions)	$143 to $150	- 2% to + 3%
Operating income margin	~ 11.4%	~ - 20 bps
Net income (in millions)	$109 to $114	-1% to + 4%
Return on beginning equity	21% to 22%

Cash flows from operations (in millions)	$170 to $210
Capital expenditures (in millions)	$60 to $70
Free cash flows (in millions)	$110 to $140

Merchandise inventories (in millions)	- ~$40

Comparable store sales	-2% to +2%
New stores	10 to 20
Stores modernized	~ 80

This annual guidance includes the expectation of a mid-single digit decline in net sales in first quarter 2023.

Store Count, Modernization and Planned Store Growth

The Company ended its fiscal year with 397 total stores, 373 Shoe Carnival stores and 24 Shoe Station stores. It is currently modernizing its Shoe Carnival and Shoe Station stores through a comprehensive remodel program. Thus far, over 40 percent of the fleet remodel has been completed and the Company is on track to be over 60 percent complete by the end of 2023.

Since its fiscal year end, the Company has opened one Shoe Station store and the Shoe Station ecommerce site, www.shoestation.com, went live. The Company is on track to operate over 400 stores in third quarter 2023. The Company has a strategic growth roadmap in place to surpass 500 stores and be a multi-billion dollar retailer by 2028, inclusive of organic and acquired growth.

In light of its strong balance sheet with no debt and history of steady operating cash flows, the Company believes this growth goal of more than 500 stores is achievable. As previously disclosed, the Shoe Station transaction that closed in December 2021 was consummated with cash on-hand. No debt was incurred nor was any stock issued, although the Company has the flexibility of doing so in future acquisitions if desirable.

Dividend and Share Repurchase Program

The Board of Directors approved an 11 percent increase to the quarterly cash dividend from $0.09 to $0.10 per share. The quarterly cash dividend will be paid on April 17, 2023 to shareholders of record as of the close of business on April 3, 2023. Additionally, the Company has $50 million available in calendar 2023 for future repurchases under its share repurchase program if deemed appropriate.

Record Date and Date of Annual Shareholder Meeting

The Company announced that April 19, 2023, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 20, 2023.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Financial Measures

The non-GAAP adjusted results for the fourth quarter and full year of 2021 discussed herein exclude immediate purchase accounting impacts associated with the Company’s fourth quarter 2021 acquisition of Shoe Station. These impacts included the non-recurring amortization expense included in cost of sales associated with the fair value adjustment to acquisition-inventory and expenses included in SG&A involving deal formation and legal and accounting advice. These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance, and free cash flow is included to enhance the user's understanding of our liquidity. Specifically, the Company believes the adjusted results and disclosure of free cash flow provide investors with relevant comparisons of the Company’s core operations and liquidity. Unaudited adjusted results and free cash flow are provided in addition to, and not as alternatives for, the Company’s reported results determined in accordance with generally accepted accounting principles. A complete reconciliation of these non-GAAP measures to the Company's GAAP results appears below in the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures" with respect to adjusted operating results in 2021 and in the text of the press release with respect to free cash flow.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of March 22, 2023, the Company operates 397 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, "we", "our" and "us" refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; our ability to maintain current promotional intensity levels; the duration, spread and any remaining effects of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations; our ability to achieve expected operating results, synergies, and other benefits from the Shoe Station acquisition within expected time frames, or at all; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "aims," "may," "will," "should," "seeks," "on track," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$290,779	$313,371	$1,262,235	$1,330,394
Cost of sales (including buying, distribution and occupancy costs)	179,457	196,550	794,071	803,607
Gross profit	111,322	116,821	468,164	526,787
Selling, general and administrative expenses	82,628	88,908	321,720	319,133
Operating income	28,694	27,913	146,444	207,654
Interest income	(407)	(10)	(972)	(24)
Interest expense	70	120	294	478
Income before income taxes	29,031	27,803	147,122	207,200
Income tax expense	7,421	7,212	37,054	52,319
Net income	$21,610	$20,591	$110,068	$154,881
Net income per share:
Basic	$0.80	$0.73	$4.00	$5.49
Diluted	$0.79	$0.72	$3.96	$5.42
Weighted average shares:
Basic	27,152	28,160	27,543	28,233
Diluted	27,456	28,552	27,812	28,596

Cash dividends declared per share	$0.090	$0.070	$0.360	$0.280

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	January 28, 2023	January 29, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$51,372	$117,443
Marketable securities	11,601	14,961
Accounts receivable	3,052	14,159
Merchandise inventories	390,390	285,205
Other	13,308	10,264
Total Current Assets	469,723	442,032
Property and equipment – net	141,435	88,533
Operating lease right-of-use assets	318,612	220,952
Intangible assets	32,600	32,600
Goodwill	12,023	11,384
Deferred income taxes	0	2,699
Other noncurrent assets	15,388	14,064
Total Assets	$989,781	$812,264

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$78,850	$69,092
Accrued and other liabilities	20,281	33,053
Current portion of operating lease liabilities	58,154	51,563
Total Current Liabilities	157,285	153,708
Long-term portion of operating lease liabilities	285,074	194,788
Deferred income taxes	11,844	0
Deferred compensation	9,840	10,901
Other	170	334
Total Liabilities	464,213	359,731
Total Shareholders’ Equity	525,568	452,533
Total Liabilities and Shareholders’ Equity	$989,781	$812,264

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended
	January 28, 2023	January 29, 2022
Cash Flows From Operating Activities
Net income	$110,068	$154,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,196	18,752
Stock-based compensation	5,434	5,531
(Gain) Loss on retirement and impairment of assets, net	(501)	1,404
Deferred income taxes	14,543	2,936
Non-cash operating lease expense	47,766	43,011
Other	962	4,566
Changes in operating assets and liabilities:
Accounts receivable	11,410	(6,196)
Merchandise inventories	(106,192)	(24,281)
Operating lease liabilities	(48,992)	(46,562)
Accounts payable and accrued liabilities	925	3,781
Other	(8,181)	(9,930)
Net cash provided by operating activities	50,438	147,893

Cash Flows From Investing Activities
Purchases of property and equipment	(77,293)	(31,387)
Investments in marketable securities and other	(976)	(18,975)
Sales of marketable securities and other	3,850	1,800
Acquisition, net of cash acquired	385	(70,685)
Net cash used in investing activities	(74,034)	(119,247)

Cash Flow From Financing Activities
Proceeds from issuance of stock	187	160
Dividends paid	(9,972)	(7,998)
Purchase of common stock for treasury	(30,515)	(7,147)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,175)	(2,750)
Net cash used in financing activities	(42,475)	(17,735)
Net (decrease) increase in cash and cash equivalents	(66,071)	10,911
Cash and cash equivalents at beginning of year	117,443	106,532
Cash and cash equivalents at end of year	$51,372	$117,443

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

(Unaudited)

	Thirteen Weeks Ended January 29, 2022	% of Net Sales	Fifty-two Weeks Ended January 29, 2022	% of Net Sales

Reported gross profit	$116,821	37.3%	$526,787	39.6%
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	1,056	0.3%	1,056	0.1%
Adjusted gross profit, pre-tax	$117,877	37.6%	$527,843	39.7%

Reported selling, general and administrative expenses	$88,908	28.4%	$319,133	24.0%
Acquisition-related fees and expenses	(3,221)	-1.1%	(3,221)	-0.3%
Adjusted selling, general and administrative expenses, pre-tax	$85,687	27.3%	$315,912	23.7%

Reported operating income	$27,913	8.9%	$207,654	15.6%
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	1,056	0.3%	1,056	0.1%
Acquisition-related fees and expenses	3,221	1.1%	3,221	0.3%
Adjusted operating income, pre-tax	$32,190	10.3%	$211,931	15.9%

Reported income tax expense	$7,212	2.3%	$52,319	3.9%
Tax effect of amortization of acquisition-related inventory fair value adjustment and acquisition-related fees and expenses	1,040	0.3%	1,040	0.1%
Adjusted income tax expense	$8,252	2.6%	$53,359	4.0%

Reported net income	$20,591	6.6%	$154,881	11.6%
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	1,056	0.3%	1,056	0.1%
Acquisition-related fees and expenses	3,221	1.1%	3,221	0.3%
Tax effect of amortization of acquisition-related inventory fair value adjustment and acquisition-related fees and expenses	(1,040)	-0.3%	(1,040)	-0.1%
Adjusted net income	$23,828	7.6%	$158,118	11.9%

Reported net income per diluted share	$0.72		$5.42
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	0.04		0.04
Acquisition-related fees and expenses	0.11		0.11
Tax effect of amortization of acquisition-related inventory fair value adjustment and acquisition-related fees and expenses	(0.04)		(0.04)
Adjusted diluted net income per share	$0.83		$5.53